For more information:  Michael R. Cox
765.463.4527
mcox@BASInc.com

BASi Announces Compliance with NASDAQ Capital Markets Requirements

WEST LAFAYETTE, IN, November 19, 2009 —  Bioanalytical Systems, Inc. (NASDAQ: BASI) announced today that its application to transfer from the NASDAQ Stock Market to the NASDAQ Capital Market has been accepted.  The transfer will occur on November 20, 2009.

The Company had previously been informed by the NASDAQ Stock Market that it did not meet minimum market value of publicly held shares and minimum bid price per share requirements.  As a result of an increase in the market value of its stock, and lower minimum market value of publicly held shares for the Capital Market, the Company is now in compliance with the Capital Market requirements.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations.  The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASInc.com for more information about BASi.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, those market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

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